UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934


                                (Amendment No. 1)


                               EMCORE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


--------------------------------------------------------------------------------

                      Common Stock, no par value per share
                         (Title of Class of Securities)



                                    290846104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Not applicable
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ]   Rule 13d-1(b)

                           [X]   Rule 13d-1(c)

                           [ ]  Rule 13d-1(d)

--------------------------------------------------------------------------------
                                       13G
-----------------------------------------------      Page 2 of 12 Pages
CUSIP No.         290846104
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GE CAPITAL EQUITY INVESTMENTS, INC., a Delaware corporation
          06-1268495

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [x]

---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          DELAWARE
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER



                                0
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH                   734,512
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH

                                0
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER


                                734,512
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          734,512
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]

          NOT APPLICABLE

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          4.34%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON



          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       13G
CUSIP No.          290846104                             Page 3 of 12 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation
          13-1500700
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [x]

---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          NEW YORK
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER


                                0

                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY                 734,512
         EACH
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH
                                0
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER


                                734,512
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          734,512


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]

          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          4.34%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON


          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      13G
CUSIP No.         290846104                               Page 4 of 12 Pages
--------------------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GENERAL ELECTRIC CAPITAL SERVICES, INC., a Delaware corporation 06-1109503
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [x]

---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          DELAWARE
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER


                                DISCLAIMED (SEE 9 BELOW)

                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY                 DISCLAIMED (SEE 9 BELOW)
         EACH
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH
                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER


                                DISCLAIMED (SEE 9 BELOW)
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY GENERAL ELECTRIC CAPITAL SERVICES, INC.
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]

          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          NOT APPLICABLE (SEE 9 ABOVE)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON


          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       13G
CUSIP No.          290846104                               Page 5 of 12 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GENERAL ELECTRIC COMPANY, a New York corporation
          14-0689340
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [x]

---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          NEW YORK
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER


                                DISCLAIMED (SEE 9 BELOW)

                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY                 DISCLAIMED (SEE 9 BELOW)
         EACH
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH
                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER


                                DISCLAIMED (SEE 9 BELOW)
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          BENEFICIAL OWNERSHIP OF ALL SHARES OWNED IS DISCLAIMED BY GENERAL ELECTRIC COMPANY.
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]


          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          NOT APPLICABLE (SEE 9 ABOVE)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         290846104                               Page 6 of 12 Pages
--------------------------------------------------------------------------------


Item 1(a)         Name of Issuer:

     This statement relates to the Common Stock, no par value per share (the "Common Stock"), of EMCORE Corporation, Inc., a New Jersey corporation (the "Issuer"), which is held by GE Capital Equity Investments, Inc. ("GECEI").

Item 1(b)         Address of Issuer's Principal Executive Offices:

     The address of the principal executive offices of the Issuer is 394 Elizabeth Avenue, Somerset, New Jersey, 08873.

Item 2            Person Filing:

     (a)-(c) This statement is being filed by GECEI, General Electric Company, a New York corporation ("GE"), General Electric Capital Corporation ("GE Capital") and General Electric Capital Services, Inc. ("GECS"). The agreement among each of GECEI, GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached as Exhibit A to the Schedule 13G for EMCORE Corporation dated June 4, 1999.

     GECS is a wholly-owned subsidiary of GE, GE Capital is a subsidiary of GECS and GECEI is a subsidiary of GE Capital. GECEI is a Delaware corporation with its principal business office located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital is a New York corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GECS is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE is a New York corporation with its principal business office located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

     (d)-(e) This statement relates to the Common Stock of the Issuer, no par value per share. The CUSIP No. for such shares is 290846104.

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         290846104                                Page 7 of 12 Pages
--------------------------------------------------------------------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), or 13d-1(c) check whether the person filing is a:

            Not applicable

Item 4      Ownership:

     (a)-(c) The response of GECEI, GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. All 734,512 of such shares are owned directly by GECEI.

     Each of GECS and GE hereby expressly disclaims the beneficial ownership of any Common Stock of the Issuer directly owned by GECEI.

Item 5      Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x ].

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Not applicable.

Item 8      Identification and Classification of Members of the Group:

            Not applicable.

Item 9      Notice of Dissolution of Group:

            Not applicable.

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         290846104                                   Page 8 of 12 Pages
--------------------------------------------------------------------------------

Item 10     Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------   I certify that the information set forth in this statement is true, complete and correct.

                  Date:  February 14, 2001

                                GE CAPITAL EQUITY INVESTMENTS, INC.


                                By: /s/ Jonathan Sprole
                                    Name: Jonathan Sprole
                                    Title: Managing Director and General Counsel

--------------------------------------------------------------------------------
                                       13G
CUSIP No. 290846104                                      Page 9 of 12 Pages
--------------------------------------------------------------------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------   I certify that the information set forth in this statement is true, complete and correct.

                  Date:  February 14, 2001

                                GENERAL ELECTRIC CAPITAL CORPORATION

                                By: /s/ Jonathan Sprole
                                    Name: Jonathan Sprole
                                    Title: Department Operations Manager

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         290846104                                 Page 10 of 12 Pages
--------------------------------------------------------------------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------   I certify that the information set forth in this statement is true, complete and correct.

                  Date:  February 14, 2001

                                         GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                         By: /s/ Jonathan Sprole
                                             Name: Jonathan Sprole
                                             Title: Attorney-in-Fact

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         290846104                                 Page 11 of 12 Pages
--------------------------------------------------------------------------------

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------   I certify that the information set forth in this statement is true, complete and correct.

                  Date:  February 14, 2001

                                            GENERAL ELECTRIC COMPANY


                                            By: /s/ Jonathan Sprole
                                                Name: Jonathan Sprole
                                                Title: Attorney-in-Fact

--------------------------------------------------------------------------------
                                       13G
CUSIP No. 290846104                                        Page 12 of 12 Pages
--------------------------------------------------------------------------------


                                  EXHIBIT LIST

EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

A. Joint Filing Agreement, dated June 3, 1999, among GECEI, GE Capital, GECS and GE to file joint statement on Schedule 13G (incorporated by reference to Schedule 13G for EMCORE Corporation dated June 4, 1999 filed by GECEI, GE Capital, GECS and GE)

B.           Power of Attorney of General Electric Capital Services, Inc.

C.           Power of Attorney of General Electric Company

                                                                       Exhibit B

                                POWER OF ATTORNEY

            The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

         Name of Attorney:                  Michael A. Guadino
                                            Robert O. O'Reilly, Sr.
                                            Murry K. Stegelmann
                                            James Ungari
                                            Preston Abbott
                                            Leon E. Roday
                                            J. Gordon Smith
                                            Michael E. Pralle
                                            Iain MacKay
                                            Jonathan K. Sprole
                                            Barbara J. Gould
                                            Robert L. Lewis
                                            Wendy E. Ormond
                                            Mark F. Mylon

            Each Attorney shall have the power and authority to do the following:

            To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries;

            And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

            Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

            Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

            IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.



                                    General Electric Capital Services, Inc.


                                    By: /s/ Nancy E. Barton
                                        Nancy E. Barton, Senior Vice President
(Corporate Seal)

Attest:

/s/ Brian T. McAnaney
Brian T. McAnaney, Assistant Secretary

                                                                       Exhibit C

                                POWER OF ATTORNEY

            The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

         Name of Attorney:                  Joan C. Amble
                                            Nancy E. Barton
                                            Jeffrey S. Werner
                                            Leon E. Roday
                                            Michael A. Guadino
                                            Robert O. O'Reilly, Sr.
                                            Preston Abbott
                                            Murry K. Stegelmann
                                            James Ungari
                                            J. Gordon Smith
                                            Michael E. Pralle
                                            Iain MacKay
                                            Jonathan K. Sprole
                                            Barbara J. Gould
                                            Robert L. Lewis
                                            Wendy E. Ormond
                                            Mark F. Mylon

            Each Attorney shall have the power and authority to do the following:

            To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries;

            And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

            Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.



                                            General Electric Company


                                            By: /s/ Philip D. Ameen
                                                Philip D. Ameen, Vice President
(Corporate Seal)

Attest:

/s/ Robert E. Healing
Robert E. Healing, Attesting Secretary